EXHIBIT 21
                        ORANGE-CO, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE COMPANY

     The following is a list of subsidiaries of Orange-co, Inc. as of December 4, 1997, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined by Securities and Exchange Commission Regulation S-X. All of the subsidiaries are included in the Consolidated Financial Statements of Orange-co, Inc.

NAME OF SUBSIDIARY                             STATE OR COUNTRY OF INCORPORATION
Orange-co of Florida, Inc. (1)                           Florida
Florida Fresh-Pack Corporation (1)                       Florida
Orange-co Dispenser Service, Inc. (2)                    Florida
International Fruit, Inc. (2)                            Florida
Orange-co International Sales Inc. (2)                   U.S. Virgin Islands

(1)  A wholly-owned subsidiary of Orange-co, Inc.
(2)  A wholly-owned subsidiary of Orange-co of Florida, Inc.


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